Exhibit 99.1

(Filed herewith)

FOR IMMEDIATE RELEASE: May 14, 2008

News Media Contact:

Ken Golden

Director, Strategic Public Relations

Deere & Company

309-765-5678

Deere Second-Quarter Earnings Reach Record $763 Million

•                  Earnings per share climb 28%; net sales and revenues up 18% to quarterly record.

•                  Strong cash flows expected to continue.

•                  Sales outside U.S. and Canada up 46%, reflecting vigorous global farm sector.

•                  Non-agricultural businesses solidly profitable in spite of U.S. economic slowdown.

MOLINE, Illinois (May 14, 2008) — Deere & Company today announced worldwide net income of $763.5 million, or $1.74 per share, for the second quarter ended April 30, compared with $623.6 million, or $1.36 per share, for the same period last year. For the first six months, net income was $1.133 billion, or $2.56 per share, compared with $862.3 million, or $1.88 per share, last year.

Worldwide net sales and revenues increased 18 percent to $8.097 billion for the second quarter and were also up 18 percent to $13.298 billion for the first six months.  Net sales of the equipment operations were $7.469 billion for the quarter and $11.999 billion for six months, compared with $6.266 billion and $10.081 billion for the respective periods last year.

Favorable conditions across the global farm sector are helping to drive the company’s record financial results even at a time of a slowing U.S. economy. “Advanced offerings that help efficiently meet the world’s growing need for farm products are lending strong support to our performance and are bringing John Deere quality and value to a growing global audience,” said Robert W. Lane, chairman and chief executive officer. “All our businesses are benefiting from the consistent execution of our plans to create a fundamentally more resilient enterprise. As a result, the company’s non-agricultural operations have remained solidly profitable in spite of the economic downturn in the United States, while our performance overall continues on a record pace.”

Summary of Operations

Net sales of the worldwide equipment operations increased 19 percent for the quarter and the first six months. Included were positive effects for currency translation and price changes of 8 percent for the quarter and 7 percent year to date.  Equipment net sales in the United States and Canada were up 6 percent for the quarter and 7 percent for the six-month period. Net sales outside the U.S. and Canada increased by 46 percent for the quarter and 42 percent for six months, which included a positive currency-translation effect of 14 percent for the quarter and 13 percent year to date.

Deere’s equipment divisions reported operating profit of $1.102 billion for the quarter and $1.559 billion for six months, compared with $829 million and $1.099 billion for the respective periods last year. The improvements were largely due to the favorable impact of higher sales and production volumes and improved price realization, partially offset by higher selling, administrative and general expenses and raw-material costs. In addition, a higher effective tax rate had a negative impact on equipment operations’ net income for both periods.

Trade receivables and inventories at the end of the quarter were $8.200 billion, or 35 percent of previous 12-month sales, compared with $6.970 billion, or 34 percent of sales, a year ago.

Financial services reported net income of $86.4 million for the quarter and $184.1 million for six months versus $86.4 million and $174.6 million last year. Quarterly results were comparable while the year-to-date improvement was primarily due to growth in the credit portfolio and increased crop insurance income. Partially offsetting these factors were an increase in leverage, increased selling, administrative and general expenses, and lower income from receivable sales.

Company Outlook

Company equipment sales are projected to increase by about 20 percent for both the full year and the third quarter of 2008. Included in the forecast is about 5 percent of currency translation impact for the year and about 4 percent for the quarter. Deere’s net income is forecast to be about $2.2 billion for full-year 2008 and in a range of $550 million to $575 million for the third quarter. Escalating raw-material costs and the availability of various parts and components are expected to have an impact on operations for the balance of the year.

Company Summary

Deere’s performance is expected to receive continued support from a focus on disciplined growth and actions to attract customers all over the world, Lane noted. “We are making the investments necessary to serve a range of new customers throughout our various businesses and respond to rising global demand,” he said. Over the last quarter, the company announced a large-tractor capacity expansion in the United States, disclosed plans for an increased presence in Russia, and agreed to become part of a joint venture for the production of construction equipment in China. Said Lane, “We believe John Deere is in a prime position to achieve further growth, generate strong levels of cash flow, and deliver solid investor value well into the future.”

* * *

Equipment Division Performance

Agricultural. Sales increased 34 percent for the quarter and the six months, with the improvement due to higher shipment volumes, the favorable effects of currency translation, and improved price realization. Operating profit was $782 million for the quarter and $1.114 billion for six months, compared with $487 million and $624 million for the respective periods last year. Operating profit for both periods was higher primarily due to the favorable impact of higher sales and production volumes and improved price realization, partially offset by higher selling, administrative and general expenses and higher raw-material costs.

Commercial & Consumer. Division sales were up 8 percent for the quarter and 11 percent for the year to date. LESCO operations, acquired in the third quarter of 2007, accounted for a sales increase of 12 percent for the quarter and six months. Operating profit was $154 million for the quarter and $162 million year to date, compared with $150 million and $188 million a year ago. Operating profit was up slightly for the quarter due to a more favorable product mix, improved price realization and higher sales volumes, largely offset by higher selling, administrative and general expenses related to the LESCO operations. The six-month decline in operating profit was primarily due to higher selling, administrative and general expenses from LESCO, partially offset by higher sales volumes and a more favorable product mix.

Construction & Forestry. Sales declined 7 percent for both the quarter and year to date. Operating profit was $166 million for the quarter and $283 million for six months, versus $192 million and $287 million a year ago. The reduction in operating profit for the quarter was due to lower shipment volumes, partially offset by improved price realization. Six-month operating profit was down slightly due to lower shipment volumes and higher raw-material costs, mostly offset by improved price realization.

Market Conditions & Outlook

Agricultural. With support from continuing strength in the global farm sector, worldwide sales of the company’s agricultural equipment are forecast to increase by about 35 percent for full-year 2008. This includes about 7 percent related to currency translation.

On an industry basis, farm machinery sales in the United States and Canada are forecast to be up about 20 percent for the year, led by an increase in large tractors and combines.

Industry sales in Western Europe are forecast to be up 3 to 5 percent for the year.  Greater increases are expected in Central Europe and the CIS (Commonwealth of Independent States) countries, including Russia, where demand for productive farm machinery is experiencing rapid growth. South American markets are expected to show further improvement in 2008, with industry sales forecast to increase by about 30 percent. Despite generally positive conditions in the region, farm machinery demand could be affected by uncertainties over government-backed financing programs in Brazil and by an agricultural-commodity export tax in Argentina. Company sales are being helped by an expanded product line and additional tractor capacity in Brazil, and by rising demand for sugarcane harvesting equipment.  Deere’s sales for the year are also expected to move significantly higher in key Asian markets, such as India and China, as well as in Australia, where the farm sector is experiencing a strong recovery.

Commercial & Consumer.  John Deere commercial and consumer equipment sales are projected to be up about 4 percent for the year, including about 6 percent from a full year of LESCO sales. Sales gains from new products are partially offsetting the impact of the U.S. housing slowdown and weakening economy. Division sales to date have been negatively affected by a late spring in much of the United States.

Construction & Forestry.  U.S. markets for construction and forestry equipment are forecast to remain under continued pressure due to a sharp decline in housing starts, which are expected to reach 60-year lows in 2008. Non-residential construction is projected to remain in line with last year’s relatively healthy levels. Although the U.S. housing sector is negatively affecting forestry equipment markets in the United States and Canada, forestry sales worldwide are expected to rise in 2008.

In this relatively weak environment, Deere’s worldwide sales of construction and forestry equipment are forecast to decline by approximately 3 percent for the year. Company sales are expected to benefit from new products and from factory-production levels in closer alignment with retail demand.

Credit.  Full-year 2008 net income for Deere’s credit operations is forecast to be approximately $350 million. The forecast decrease from 2007 is primarily due to an increase in leverage, an increase in the provision for credit losses and higher costs in support of growth initiatives, partially offset by growth in the credit portfolio and increased crop insurance income.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $77.3 million for the second quarter and $154.5 million year to date, compared with net income of $76.3 million and $149.5 million for the respective periods last year. The improvement in the quarter was primarily due to growth in the credit portfolio and increased crop insurance income, partially offset by an increase in leverage, and lower income from receivable sales. Net income improved for the six months largely due to growth in the credit portfolio and increased crop insurance income, partially offset by an increase in leverage, increased selling, administrative and general expenses and lower income from receivable sales.

Net receivables and leases financed by JDCC were $19.296 billion at April 30, 2008, compared with $18.245 billion last year. Net receivables and leases administered, which include receivables previously sold, totaled $19.452 billion at April 30, 2008, compared with $18.830 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those in the U.S. and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including avian flu and bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions, customer profitability, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, the number of housing starts and interest rates are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in, and the political and social stability of, the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel, rubber and fuel; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the Company’s supply chain due to weather or natural disasters; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, the number and size of customer loan delinquencies and defaults, and the sub-prime credit market crises; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; changes in tax rates (including the “retenciones” export tax in Argentina); the effects of, or response to, terrorism; and changes in laws and regulations affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses and common stock issuances and repurchases.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

Second Quarter 2008 Press Release

(millions of dollars)

	Three Months Ended April 30			Six Months Ended April 30
	2008	2007	% Change	2008	2007	% Change
Net sales and revenues:
Agricultural equipment net sales	$4,700	$3,498	+34	$7,458	$5,579	+34
Commercial and consumer equipment net sales	1,424	1,318	+8	2,166	1,959	+11
Construction and forestry net sales	1,345	1,450	-7	2,375	2,543	-7
Total net sales *	7,469	6,266	+19	11,999	10,081	+19
Credit revenues	533	501	+6	1,083	994	+9
Other revenues	95	115	-17	216	233	-7
Total net sales and revenues *	$8,097	$6,882	+18	$13,298	$11,308	+18

Operating profit: **
Agricultural equipment	$782	$487	+61	$1,114	$624	+79
Commercial and consumer equipment	154	150	+3	162	188	-14
Construction and forestry	166	192	-14	283	287	-1
Credit	133	131	+2	265	263	+1
Other	3			7	2	+250
Total operating profit *	1,238	960	+29	1,831	1,364	+34
Interest, corporate expenses and income taxes	(475)	(336)	+41	(698)	(502)	+39
Net income	$763	$624	+22	$1,133	$862	+31

*         Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$3,062	$2,100	+46	$4,870	$3,424	+42
Operating profit	$383	$251	+53	$593	$334	+78

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**      Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended April 30, 2008 and 2007

(In millions of dollars and shares except per share amounts) Unaudited

	2008	2007
Net Sales and Revenues
Net sales	$7,468.9	$6,265.9
Finance and interest income	509.3	490.4
Other income	118.5	126.2
Total	8,096.7	6,882.5

Costs and Expenses
Cost of sales	5,508.6	4,705.5
Research and development expenses	230.2	204.3
Selling, administrative and general expenses	766.6	657.3
Interest expense	283.6	283.6
Other operating expenses	145.1	142.6
Total	6,934.1	5,993.3

Income of Consolidated Group Before Income Taxes	1,162.6	889.2
Provision for income taxes	411.1	279.9
Income of Consolidated Group	751.5	609.3
Equity in income of unconsolidated affiliates	12.0	14.3
Net Income	$763.5	$623.6

Per Share Data
Net income - basic	$1.76	$1.38
Net income - diluted	$1.74	$1.36

Average Shares Outstanding
Basic	433.7	452.9
Diluted	439.6	458.6

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Six Months Ended April 30, 2008 and 2007

(In millions of dollars and shares except per share amounts) Unaudited

	2008	2007
Net Sales and Revenues
Net sales	$11,999.5	$10,080.8
Finance and interest income	1,037.2	972.8
Other income	261.1	254.0
Total	13,297.8	11,307.6

Costs and Expenses
Cost of sales	8,870.4	7,655.7
Research and development expenses	434.5	381.1
Selling, administrative and general expenses	1,419.3	1,200.7
Interest expense	578.7	550.7
Other operating expenses	300.8	264.8
Total	11,603.7	10,053.0

Income of Consolidated Group Before Income Taxes	1,694.1	1,254.6
Provision for income taxes	581.1	408.0
Income of Consolidated Group	1,113.0	846.6
Equity in income of unconsolidated affiliates	19.5	15.7
Net Income	$1,132.5	$862.3

Per Share Data
Net income - basic	$2.60	$1.90
Net income - diluted	$2.56	$1.88

Average Shares Outstanding
Basic	435.6	453.7
Diluted	441.9	459.1

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	April 30	October 31	April 30
	2008	2007	2007
Assets
Cash and cash equivalents	$2,287.8	$2,278.6	$1,983.7
Marketable securities	981.8	1,623.3	1,864.8
Receivables from unconsolidated affiliates	38.4	29.6	22.2
Trade accounts and notes receivable - net	4,629.4	3,055.0	4,397.6
Financing receivables - net	15,236.4	15,631.2	13,314.8
Restricted financing receivables - net	2,201.6	2,289.0	2,766.3
Other receivables	666.1	596.3	411.0
Equipment on operating leases - net	1,627.2	1,705.3	1,490.4
Inventories	3,570.8	2,337.3	2,572.8
Property and equipment - net	3,784.0	3,534.0	3,100.2
Investments in unconsolidated affiliates	167.4	149.5	138.6
Goodwill	1,277.5	1,234.3	1,117.1
Other intangible assets - net	127.8	131.0	77.8
Retirement benefits	2,011.6	1,976.0	2,636.8
Deferred income taxes	1,533.2	1,399.5	756.5
Other assets	830.9	605.8	517.5
Total Assets	$40,971.9	$38,575.7	$37,168.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$10,417.3	$9,969.4	$9,809.7
Payables to unconsolidated affiliates	207.1	136.5	126.7
Accounts payable and accrued expenses	5,825.1	5,357.9	4,803.1
Accrued taxes	708.6	274.3	339.6
Deferred income taxes	192.3	183.4	101.8
Long-term borrowings	12,752.0	11,798.2	11,275.6
Retirement benefit accruals and other liabilities	3,519.9	3,700.2	2,752.0
Total liabilities	33,622.3	31,419.9	29,208.5
Stockholders’ equity	7,349.6	7,155.8	7,959.6
Total Liabilities and Stockholders’ Equity	$40,971.9	$38,575.7	$37,168.1

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Six Months Ended April 30, 2008 and 2007

(In millions of dollars) Unaudited

	2008	2007

Cash Flows from Operating Activities
Net income	$1,132.5	$862.3
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	40.8	30.3
Provision for depreciation and amortization	408.1	367.4
Share-based compensation expense	54.1	55.0
Undistributed earnings of unconsolidated affiliates	(16.9)	(12.9)
Credit for deferred income taxes	(100.6)	(137.5)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(1,269.8)	(1,169.5)
Inventories	(1,317.8)	(684.5)
Accounts payable and accrued expenses	356.6	242.1
Accrued income taxes payable/receivable	318.5	262.9
Retirement benefits	(149.0)	(71.1)
Other	20.9	95.8
Net cash used for operating activities	(522.6)	(159.7)

Cash Flows from Investing Activities
Collections of financing receivables	6,343.8	5,518.2
Proceeds from sales of financing receivables	31.1	59.3
Proceeds from maturities and sales of marketable securities	1,099.4	1,113.5
Proceeds from sales of equipment on operating leases	239.4	168.2
Proceeds from sales of businesses, net of cash sold	40.1
Cost of financing receivables acquired	(6,189.9)	(5,295.4)
Purchases of marketable securities	(489.8)	(1,155.5)
Purchases of property and equipment	(429.1)	(527.9)
Cost of equipment on operating leases acquired	(191.6)	(194.8)
Acquisitions of businesses, net of cash acquired	(35.3)
Other	(30.2)	124.8
Net cash provided by (used for) investing activities	387.9	(189.6)

Cash Flows from Financing Activities
Increase in short-term borrowings	130.4	1,044.4
Proceeds from long-term borrowings	2,848.0	1,339.5
Payments of long-term borrowings	(1,826.5)	(1,220.7)
Proceeds from issuance of common stock	100.2	178.6
Repurchases of common stock	(1,001.5)	(595.0)
Dividends paid	(219.8)	(188.8)
Excess tax benefits from share-based compensation	54.0	53.1
Other	(9.6)	(5.0)
Net cash provided by financing activities	75.2	606.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	68.7	39.4

Net Increase in Cash and Cash Equivalents	9.2	296.2
Cash and Cash Equivalents at Beginning of Period	2,278.6	1,687.5
Cash and Cash Equivalents at End of Period	$2,287.8	$1,983.7

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)   On November 14, 2007, a special meeting of stockholders was held authorizing a two-for-one stock split effected in the form of a 100 percent stock dividend to holders of record on November 26, 2007, distributed on December 3, 2007.  All share and per share data (except par value) have been adjusted to reflect the effect of the stock split for all periods presented.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, at the beginning of the first fiscal quarter of 2008.  As a result of adoption, the Company recorded a reduction in the beginning retained earnings balance of $48 million.

(2)   Dividends declared and paid on a per share basis were as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2008	2007*	2008	2007*

Dividends declared	$.25	$.22	$.50	$.44
Dividends paid	$.25	$.22	$.50	$.41½

* Adjusted for two-for-one stock split (see Note 1).

(3)   The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(4)   Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended April 30		Six Months Ended April 30
	2008	2007	2008	2007

Net income	$763.5	$623.6	$1,132.5	$862.3
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	20.1		50.6
Cumulative translation adjustment	82.7	109.8	82.0	104.6
Unrealized gain (loss) on investments	(4.5)	.9	(1.3)	(.8)
Unrealized gain (loss) on derivatives	16.2	.2	(17.3)	1.4
Comprehensive income	$878.0	$734.5	$1,246.5	$967.5

(5)   The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended April 30, 2008 and 2007

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Net Sales and Revenues
Net sales	$7,468.9	$6,265.9
Finance and interest income	25.2	27.1	$559.3	$541.0
Other income	77.6	95.0	63.9	48.7
Total	7,571.7	6,388.0	623.2	589.7

Costs and Expenses
Cost of sales	5,508.9	4,705.7
Research and development expenses	230.2	204.3
Selling, administrative and general expenses	660.4	557.5	108.4	101.6
Interest expense	49.1	46.5	247.5	247.6
Interest compensation to Financial Services	62.2	67.1
Other operating expenses	34.2	48.0	131.4	110.2
Total	6,545.0	5,629.1	487.3	459.4

Income of Consolidated Group Before Income Taxes	1,026.7	758.9	135.9	130.3
Provision for income taxes	361.2	236.0	49.9	44.0
Income of Consolidated Group	665.5	522.9	86.0	86.3

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	84.2	86.6	.4	.1
Other	13.8	14.1
Total	98.0	100.7	.4	.1
Net Income	$763.5	$623.6	$86.4	$86.4

*   Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Six Months Ended April 30, 2008 and 2007

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Net Sales and Revenues
Net sales	$11,999.5	$10,080.8
Finance and interest income	51.2	49.3	$1,127.3	$1,062.0
Other income	181.2	199.0	128.9	91.7
Total	12,231.9	10,329.1	1,256.2	1,153.7

Costs and Expenses
Cost of sales	8,871.1	7,656.3
Research and development expenses	434.5	381.1
Selling, administrative and general expenses	1,210.4	1,014.3	213.1	190.0
Interest expense	95.1	89.0	509.2	482.6
Interest compensation to Financial Services	115.8	117.6
Other operating expenses	82.1	80.5	262.8	216.8
Total	10,809.0	9,338.8	985.1	889.4

Income of Consolidated Group Before Income Taxes	1,422.9	990.3	271.1	264.3
Provision for income taxes	493.4	318.1	87.6	89.9
Income of Consolidated Group	929.5	672.2	183.5	174.4

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	179.9	173.6	.6	.2
Other	23.1	16.5
Total	203.0	190.1	.6	.2
Net Income	$1,132.5	$862.3	$184.1	$174.6

*   Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	April 30 2008	October 31 2007	April 30 2007	April 30 2008	October 31 2007	April 30 2007

Assets
Cash and cash equivalents	$2,033.2	$2,019.6	$1,725.8	$254.6	$259.1	$257.8
Marketable securities	812.8	1,468.2	1,726.4	168.9	155.1	138.4
Receivables from unconsolidated subsidiaries and affiliates	298.3	437.0	166.3	.1	.2	1.8
Trade accounts and notes receivable - net	1,581.4	1,028.8	1,431.3	3,619.0	2,475.9	3,564.0
Financing receivables - net	6.7	11.0	3.9	15,229.7	15,620.2	13,310.9
Restricted financing receivables - net				2,201.6	2,289.0	2,766.3
Other receivables	600.4	524.0	307.2	68.8	74.2	103.7
Equipment on operating leases - net				1,627.2	1,705.3	1,490.4
Inventories	3,570.8	2,337.3	2,572.8
Property and equipment - net	2,797.4	2,721.4	2,514.6	986.6	812.6	585.6
Investments in unconsolidated subsidiaries and affiliates	2,376.8	2,643.4	2,568.0	6.3	5.1	5.2
Goodwill	1,277.5	1,234.3	1,117.1
Other intangible assets - net	127.8	131.0	77.8
Retirement benefits	2,005.1	1,967.6	2,626.6	7.5	9.0	10.2
Deferred income taxes	1,535.6	1,418.5	815.1	67.1	46.1	35.3
Other assets	408.8	347.6	324.4	424.9	259.3	194.9
Total Assets	$19,432.6	$18,289.7	$17,977.3	$24,662.3	$23,711.1	$22,464.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$251.6	$129.8	$297.6	$10,165.7	$9,839.7	$9,512.1
Payables to unconsolidated subsidiaries and affiliates	207.0	136.5	128.5	259.8	407.4	144.0
Accounts payable and accrued expenses	5,385.0	4,884.4	4,559.8	1,013.8	924.2	842.7
Accrued taxes	650.6	242.4	308.2	61.2	33.7	31.4
Deferred income taxes	111.6	99.8	36.9	150.2	148.8	158.8
Long-term borrowings	1,991.8	1,973.2	1,965.0	10,760.2	9,825.0	9,310.5
Retirement benefit accruals and other liabilities	3,485.4	3,667.8	2,721.7	35.7	33.1	30.4
Total liabilities	12,083.0	11,133.9	10,017.7	22,446.6	21,211.9	20,029.9
Stockholders’ equity	7,349.6	7,155.8	7,959.6	2,215.7	2,499.2	2,434.6
Total Liabilities and Stockholders’ Equity	$19,432.6	$18,289.7	$17,977.3	$24,662.3	$23,711.1	$22,464.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2008 and 2007

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net income	$1,132.5	$862.3	$184.1	$174.6
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for doubtful receivables	4.3	(.2)	36.5	30.6
Provision for depreciation and amortization	242.2	217.8	200.8	178.3
Undistributed earnings of unconsolidated subsidiaries and affiliates	305.6	149.9	(.6)	(.2)
Provision (credit) for deferred income taxes	(107.1)	(112.1)	6.6	(25.4)
Changes in assets and liabilities:
Receivables	(563.8)	(489.6)	(3.7)	3.3
Inventories	(1,195.4)	(576.3)
Accounts payable and accrued expenses	454.9	394.7	24.6	11.3
Accrued income taxes payable/receivable	316.8	246.7	1.7	16.2
Retirement benefits	(153.2)	(76.6)	4.3	5.5
Other	70.1	147.2	11.4	11.9
Net cash provided by operating activities	506.9	763.8	465.7	406.1

Cash Flows from Investing Activities
Collections of receivables			16,091.7	14,015.4
Proceeds from sales of financing receivables			52.3	105.1
Proceeds from maturities and sales of marketable securities	1,079.7	1,111.3	19.7	2.1
Proceeds from sales of equipment on operating leases			239.4	168.2
Proceeds from sales of businesses, net of cash sold	40.1
Cost of receivables acquired			(16,741.3)	(14,684.6)
Purchases of marketable securities	(456.8)	(1,123.0)	(32.9)	(32.5)
Purchases of property and equipment	(270.1)	(278.8)	(159.0)	(249.1)
Cost of equipment on operating leases acquired			(357.1)	(341.1)
Acquisitions of businesses, net of cash acquired	(35.3)
Other	(120.5)	(47.8)	(16.3)	143.4
Net cash provided by (used for) investing activities	237.1	(338.3)	(903.5)	(873.1)

Cash Flows from Financing Activities
Increase in short-term borrowings	117.9	13.3	12.4	1,031.1
Change in intercompany receivables/payables	161.5	334.7	(161.5)	(334.7)
Proceeds from long-term borrowings			2,848.0	1,339.4
Payments of long-term borrowings	(4.0)	(5.5)	(1,822.5)	(1,215.2)
Proceeds from issuance of common stock	100.2	178.6
Repurchases of common stock	(1,001.5)	(595.0)
Dividends paid	(219.8)	(188.8)	(506.1)	(337.2)
Excess tax benefits from share-based compensation	54.0	53.1
Other	3.3	(.3)	52.3	24.7
Net cash provided by (used for) financing activities	(788.4)	(209.9)	422.6	508.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	58.0	33.5	10.7	5.9

Net Increase (Decrease) in Cash and Cash Equivalents	13.6	249.1	(4.5)	47.0
Cash and Cash Equivalents at Beginning of Period	2,019.6	1,476.7	259.1	210.8
Cash and Cash Equivalents at End of Period	$2,033.2	$1,725.8	$254.6	$257.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.